ARTICLES OF EXCHANGE
                                    of
                         Elast Technologies, Inc.
                                    and
                                 PTS, Inc.

We, Phillip Flaherty, the President of Elast Technologies, Inc. and Thomas Krucker, the Secretary of Elast Technologies, Inc.; and Peter Chin, the President of PTS, Inc., and Sandy Chin, the Secretary of PTS, Inc., hereby certify:

  1. An Acquisition Agreement was adopted by the Boards of Directors of both of the constituent corporations in meetings held on June 11, 2001. A copy of this executed Acquisition Agreement, which contains the plan of Acquisition, is on file at Elast Technologies, Inc.'s attorney's office in Nevada.

  2. The constituent entities are Elast Technologies, Inc. and PTS, Inc., both of which are Nevada corporations. Elast Technologies, Inc. shall be the surviving company, with PTS, Inc. being the acquired company.

  3. The shareholders of PTS, Inc. shall receive the aggregate of 9,000,000 shares of the common stock of Elast Technologies, Inc. for each share of PTS, Inc. common stock that he or she holds.

  4. Approval of the shareholders of Elast Technologies, Inc. was not required pursuant to NRS 92A.120.

  5. The Acquisition Agreement was approved by unanimous consent of all of the shareholders of PTS, Inc.

  6. Elast Technologies, Inc., the acquiring company, shall be the surviving company.

  7. The effective date of the Acquisition Agreement shall be upon the date of filing this Articles of Exchange.

                       For Elast Technologies, Inc.


/s/ Phillip Flaherty		      /s Thomas Krucker
Phillip Flaherty, President           Thomas Krucker, Secretary

State of Nevada     )                 State of Nevada     )
               )ss.                                  )ss.
County of Clark     )                 County of Clark     )

On             ,   2001,   personally On             ,   2001,  personally
appeared before me, a Notary public, appeared before me, a Notary public, Phillip Flaherty, who acknowledged Thomas Krucker, who acknowledged that he is the President of Elast that he is the Secretary of Elast Technologies, Inc. and that he Technologies, Inc. and that he
executed  the  above  instrument   in executed  the  above  instrument  in
that capacity.                        that capacity.


A Notary Public in and for said       A Notary Public in and for said
County and State.                     County and State.



                              For PTS, Inc.


/s/ Peter Chin			      /s Sandy Chin
Peter Chin, President                 Sandy Chin, Secretary

State of Nevada     )                 State of Nevada     )
               )ss.                                  )ss.
County of Clark     )                 County of Clark     )

On             ,  2001,  personally   On             ,  2001,  personally
appeared before me, a Notary appeared before me, a Notary public, Peter Chin who public, Sandy Chin who acknowledged
acknowledged   that   he   is   the   that  she is the Secretary of  PTS,
President of PTS, Inc. and that  he   Inc.  and  that  she  executed  the
executed  the  above instrument  in   above instrument in that capacity.
that capacity.

                                      A Notary Public in and for said
A Notary Public in and for said       County and State.
County and State.